Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-105658) pertaining to USI Insurance Services Corp. 401(k) Plan of our report dated July 12, 2003, with respect to the financial statement of the USI Insurance Services Corp. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/    Ernst & Young LLP

Hartford, Connecticut

June 22, 2004